INDEPENDENT AUDITORS' CONSENT


March 11, 1998

The Board of Directors
HyperDynamics Corporation
     (formerly RAM-Z Enterprises, Inc.)


I consent to the use in this Annual Report of HyperDynamics Corporation (formerly RAM-Z Enterprises, Inc.) on Form 10-KSB/A of my report dated September 19, 1997, appearing elsewhere in this Annual Report.


JOHN B. EVANS, II
Houston, Texas